EXHIBIT 99.1

LendingTree Exceeds Profit Expectations and Raises 2003 EPS Guidance 40% to $0.70

•	First quarter revenue of $39.2 million represents growth of 13% from previous quarter and 84% over same quarter of 2002.
•	First quarter EPS of $0.18 per share is $0.04 above previously increased guidance and $0.33 favorable to the first quarter of 2002.
•	Net income available to common shareholders is $5.1 million in first quarter, favorable to the same quarter in 2002 by $8.0 million.
•	Value of closed loans facilitated by LendingTree exchange during the quarter reaches a record $8.3 billion, an increase of 110% over first quarter 2002.
•	Company raises 2003 EPS guidance from $0.50 to $0.70 per share.

CHARLOTTE, N.C., April 21, 2003 — LendingTree, Inc. (NASDAQ: TREE), the leading online lending exchange, today announced financial results for its first quarter ended March 31, 2003, reporting its third consecutive quarter of positive diluted earnings per share (EPS) and posting its thirteenth quarter of sequential revenue growth. During the quarter, the Company earned $5.1 million, or $0.18 per diluted share, in accordance with generally accepted accounting principles (GAAP), exceeding the Company’s previously improved guidance by $0.04 per share and was $0.33 per share above the same quarter of last year. LendingTree posted record first quarter revenue of $39.2 million, which is $4.4 million, or 13%, greater than the fourth quarter of 2002 and $17.9 million, or 84%, greater than the revenue for the first quarter of 2002.

During the first quarter, transmitted loan requests for the Company’s lending exchange grew to 661,000 transmits, an increase of 22% over the previous quarter and 73% over the first quarter of 2002. The first quarter’s transmitted loan requests grew over the previous quarter in all loan product categories: 51% for purchase mortgages, 34% for home equity, 23% for auto, credit cards, and personal loans, and 10% for refinance mortgages. Closed loans facilitated by the lending exchange increased to $8.3 billion, which represents growth of 6% over the fourth quarter and 110% over the same quarter last year.

“Our first quarter financial results demonstrate the ability of our Company to generate significant profitability while investing for growth in both our consumer lending and real estate businesses,” said Doug Lebda, founder and CEO. “Consumer demand for our services remains high, and our scaleable business model continues to flourish, as a result of our expanded marketing initiatives that promote our telephone channel and emphasize our home equity, purchase mortgage, and real estate products. In addition, we continue to benefit from our efforts to expand the capacity of our exchanges, enabling us to facilitate a greater number of loan and REALTOR® requests. This is evident in our first quarter transmit rate, which averaged 66% across all loan products. This transmit rate was a record for the Company and is an important indicator of exchange capacity, especially given the record volume of loan requests.”

Lebda continued, “During the first quarter, we began to promote our telephone channel and our ‘Find a REALTOR®’ product with new television and radio advertising. The positive consumer response to the new marketing is important as it drives both real estate and loan demand. While we are implementing several initiatives to maintain cost efficiency, we are also investing in enterprise-wide relationships with key strategic partners, such as MSN and AutoTrader.com. As a result of these and other investments, our variable marketing expense in the quarter was $1.6 million more than our guidance, or roughly $0.05 per share. To date, these initiatives have been successful at driving high value transactions, such as purchase mortgage, home equity, auto, and real estate requests, and we believe they will be significant catalysts to our future success and growth.”

Keith Hall, senior vice president and CFO, stated, “As we have stated previously, we anticipate continued growth in market share as one of the significant dynamics that will offset the projected decline in the mortgage refinancing market. The number of transmitted loan requests for purchase mortgages on the LendingTree exchange in the first quarter grew by 51% over the previous quarter. By contrast, the quarterly increase in purchase mortgage applications for the industry was only 10% over the fourth quarter. Furthermore, demand across all other loan products on our exchange in the first quarter increased more than 23% over the fourth quarter. The high growth rate for all of our loan products, particularly purchase mortgages, demonstrates how our brand awareness and product offering continue to attract consumers and help us grow market share.”

Hall continued, “During the quarter, we transmitted a record of 35,000 consumers to our REALTOR® partners to buy or sell their homes. The consumer demand for our ‘Find a REALTOR®’ product is nearly three times the number of requests in the previous quarter and more than 80% above the same quarter last year. Due to the promising early results of the television and radio promotion of our realty services product, we remain confident in the growth trajectory of our real estate business for the remainder of 2003.”

Hall added, “At the end of the first quarter, LendingTree had $26.9 million in total cash, and we did not have any balances outstanding under our available credit facilities. In March, we allowed our line of common equity financing to expire, with no amounts drawn on it since the line was established two years ago.”

Business Outlook

Lebda stated, “Our mortgage product is thriving due to strong volume and added lender capacity, and our business model continues to perform as anticipated. A low interest rate environment shifts our loan mix toward mortgage refinance requests and away from the home equity product, where we earn higher revenue per customer. As interest rates rise, we believe that our continued growth will be based on mortgage lenders re-focusing on the purchase mortgage product, improvements in our home equity mix and conversion metrics, expansion into new marketing channels, and increasing our penetration in other products, like realty services.”

Hall concluded, “Due to the encouraging response of our new real estate and telephone advertising and the growth in purchase mortgage demand, we are significantly raising our 2003 guidance, despite our anticipation that the mix of mortgage refinance activity will decline to 58%, 46% and 33% for the remaining quarters in 2003, respectively. Our guidance for 2003 revenue has improved by $17.1 million, or 12%, to $155.8 million, and we are raising our outlook for net income available to common shareholders by $6.4 million, or 44%, to $21.1 million, which would represent an improvement of 340% over 2002. These improvements add $0.20 per share to full year earnings over our previous guidance, as we now expect 2003 EPS to be $0.70 per diluted share.”

(all figures in millions, except %, per share and per transmit data)

2003 Guidance	Actual		Guidance
P&L Data	Q1	Q2	Q3	Q4	Full Year

Revenue
Loan Exchange	$36.0	$36.0	$35.0	$32.0	$139.0
Realty Exchange	$2.4	$3.0	$4.3	$4.2	$13.9
Other	$0.7	$0.7	$0.7	$0.7	$2.8

Total Revenue	$39.2	$39.7	$40.0	$36.9	$155.8
Gross Margin	$32.6	$33.1	$33.1	$30.6	$129.4
Gross Margin %	83.3%	83.4%	82.8%	82.9%	83.1%
Variable Marketing Expense[1]	$15.1	$15.2	$14.9	$13.4	$58.6

Contribution Margin[2]	$17.5	$17.9	$18.2	$17.2	$70.9
Contribution Margin %[2]	44.8%	45.1%	45.5%	46.6%	45.5%
Other Operating Exp.[3]	$11.8	$12.0	$12.1	$11.7	$47.6
Interest Income	$0.1	$0.1	$0.1	$0.1	$0.4

Net Income	$5.8	$6.0	$6.2	$5.6	$23.6

Dividends and Accretion on Preferred Stock	$0.6	$0.6	$0.6	$0.6	$2.5

Net Income Available to Common Shareholders	$5.1	$5.4	$5.6	$5.0	$21.1

EPS — Diluted	$0.18	$0.18	$0.18	$0.16	$0.70

Pro Forma After-Tax EPS[4]	$0.11	$0.11	$0.11	$0.10	$0.43

Weighted Average Common Shares — Diluted[5]	32.3	33.4	34.1	35.0	33.7

[1] Variable Marketing Expense is a component of Marketing and Advertising Expense, which was $18.1 million in the first quarter, as disclosed in the Company’s Consolidated Statement of Operations. Variable Marketing Expense is comprised of all media advertising, affiliate network costs, and strategic partner costs, which totaled $15.1 million in the first quarter. The remaining $3.0 million is other marketing and advertising expense that is part of Other Operating Expense and is considered by Management to be less correlated to producing incremental revenue as Variable Marketing Expense, since Variable Marketing Expense is directly associated with the cost of attracting consumers to our Web site, telephone channel, or partner Web sites.

[2] Contribution Margin is calculated as Gross Margin less Variable Marketing Expense (see footnote [1]), and Contribution Margin % is Contribution Margin divided by Total Revenue.

[3] Other Operating Expense is Total Operating Expense, which was $26.9 million in the first quarter, as disclosed in the Company’s Consolidated Statement of Operations, less Variable Marketing Expense (see footnote [1]). Other Operating

Expense in 2003 also includes Product Development Expense, Marketing and Advertising Expense less Variable Marketing Expense (see footnote [1]), and SG&A Expense. Other Operating Expense includes actual and projected depreciation and amortization expense, as well as non-cash stock based compensation charges, totaling $5.4 million, incurred and projected quarterly as follows: Q1 $1.2 million, Q2 $1.5 million, Q3 $1.4 million, and Q4 $1.3 million.

[4] Pro Forma After-Tax EPS is calculated by applying a hypothetical 38% tax rate to Net Income Per Diluted Common Share, as disclosed in the Company’s Consolidated Statement of Operations. Due to its ability to carry forward historical Net Operating Losses, the Company does not expect to pay taxes until late 2004. Management believes that it is useful to provide Pro Forma After-Tax EPS until the Company pays taxes so that an investor can analyze earnings comparable to other companies currently paying taxes and consistent with future after-tax earnings of the Company. The actual tax rate in future periods may vary from the estimated tax rate used above.

[5] For the quarter ended March 31, 2003, diluted weighted average common shares outstanding include 22.7 million basic common shares and 9.6 million weighted average potential common shares. Potential common shares consist of: 1) 6.5 million shares issuable upon the assumed conversion of the 6.0 million shares of outstanding convertible preferred stock, and 2) 3.1 million net shares issuable under the treasury stock method from the 6.5 million options and warrants outstanding. As of March 31, 2003, the Company has 22.8 million common shares issued and outstanding.

2003 Guidance	Actual		Guidance
Key Metrics	Q1	Q2	Q3	Q4	Full Year

Transmitted Loan and	696	640	587	540	2,463
Realty Requests (000’s)
Per Transmit Metrics:
Revenue	$55.18	$60.94	$66.95	$67.04	$62.08
Variable Marketing Exp	$21.64	$23.75	$25.38	$24.81	$23.78
Cost of Revenue	$8.83	$9.75	$10.71	$10.73	$9.93

Total Contribution Margin	$24.71	$27.44	$30.86	$31.50	$28.37

The above information is based on current expectations. Actual results may differ materially. These statements are forward-looking and do not reflect the potential impact of events that may occur after the date of this release, including the risks described below under the caption “Disclosure Regarding Forward-Looking Statements.”

Conference Call Information: LendingTree has scheduled a conference call to discuss the Company’s financial results for the first quarter of 2003 on Monday, April 21st at 4:30 p.m. EST. To listen to the conference call, please dial (888) 799-0558. A replay of the call will be available starting two hours after the completion of the call until April 24, 2003. The dial-in number for the replay will be 800-642-1687, Conference ID # 9685973. The conference call will also be available via Webcast at www.lendingtree.com.

About LendingTree, Inc.

Founded in 1996, LendingTree (NASDAQ: TREE) is the leading online lending Exchange that connects consumers, Lenders, REALTORS®, and related service providers. The LendingTree Exchange is made up of more than 190 banks, lenders, and brokers (Lenders) and has facilitated nearly $40 billion in closed loans since inception. More than 8 million consumers have accessed the LendingTree Exchange through the Company’s site at www.lendingtree.com and through online and offline partners. Loans available via the LendingTree Exchange include home mortgage, home equity, automobile, personal, debt consolidation, and credit cards. LendingTree is the No. 1 brand in the online lending market for consumers, with 67 percent national awareness. The LendingTree Lend-X technology has been cited as ‘the platform of choice’(a) for online lending and has been adopted by industry leaders to power their online lending initiatives. The LendingTree Realty Services offering connects consumers to a nationwide network of approximately 9,000 REALTORS®. The Company’s services and products are specifically designed to empower consumers, Lenders, and related service providers throughout the lending process, delivering convenience, choice, and excellent value.

(a) Resuscitating Mortgage Lending. Forrester Research, March 2001

REALTOR® — A registered collective membership mark that identifies a real estate professional who is a member of the National Association of REALTORS® and subscribes to its strict Code of Ethics

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements and information regarding: our guidance related to our projected financial and operating results through the end of 2003; our belief that our marketing initiatives will be significant catalysts to our future success and growth; our belief that continued growth in market share is one of the dynamics that will offset the projected decline in the mortgage refinance market; our belief that our future growth will be based on improvements in home equity mix and metrics, expansion into new marketing channels, and increasing our penetration in other products such as realty services; and our guidance being improved by the response of our new real estate and telephone advertising and the growth in purchase mortgage demand. These statements are based on management’s current expectations or beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer demand or acceptance of our services; the willingness of lending institutions to offer their products over the Internet; further changes in the Company’s relationships with existing lenders, companies, and/or strategic partners; the Company’s ability to attract and integrate new lending companies and strategic partners; implementation of competing Internet strategies by existing and potential lending participants; implementation and acceptance of new product or service offerings; consumer lending industry regulation; competition in all aspects of the Company’s business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

# # #

LendingTree, Inc.
Operating Statistics by Product
For the Quarter Ended March 31, 2003

	LendingTree Exchange

							Lending
		Home		Credit			Exchange	Realty
	Mortgage	Equity	Auto	Card		Personal	Sub-Total	Services		Total

Volume
Loan/Real Estate Requests Transmitted:
Number	351,652	99,943	121,173	62,925		25,273	660,966	35,156		696,122
Volume of Requests (in $ millions)	$56,927	$4,840	$1,984	$315		$239	$64,305	$8,293		$72,598
Transactions Closed in Q1 2003
Number	32,730	16,084	11,978	7,849	(1)	4,503	73,144	1,088		74,232
Volume of Transactions Closed (in $ millions)	$6,916	$1,068	$225	$39	(1)	$60	$8,308	$257		$8,564
Conversion Rates
Transmit Rate	78.9%	84.1%	68.7%	87.8%		29.3%	64.7%			64.7%
Static Pool Close Rate (Quarterly Average)(2)	10.3%	19.7%	18.5%	8.8	%(3)	43.9%	12.9%	7.3	%(6)	12.7%
Revenue (in $000’s)
Exchange Revenue	$25,504	$7,470	$1,390	$313	(1)	$500	$36,011 (4)	$808		$36,819
Affinity Partner Revenue								1,593		$1,593
Other Revenue										745

Total Revenue	$25,504	$7,470	$1,390	$313		$500	$36,011	$2,401		$39,157
Average Revenue per Transmit	$72.53	$74.74	$11.47	$4.97		$19.80	$54.48	$68.30		$55.18
Other Data
Number of Lenders/Realty Agencies	160	69	14	5		3	206 (5)	665

(1) Includes credit card cross-sell activity.

(2) The static pool close rate incorporates the average time lag between the submission of a loan request (a “QF”) and the closure of a loan. It represents the closure rate of approved QFs from a static pool of requests submitted in the most recent month with a complete closure cycle. A static pool is considered to have a complete closure cycle after 120 days from the month in which a mortgage QF was submitted, 90 days after a home equity QF was submitted, 60 days after an auto or personal QF was submitted, and less than 30 days after a credit card QF was submitted.

(3) The close rate for credit cards represents the percentage of cards transmitted via the Network that resulted in card issuances in the first quarter (excluding credit card cross-sell activity).

(4) Total Lending Exchange Revenue does not add across as the total includes Set-Up Fees, and Adaptive Marketing Fees.

(5) Number of Lenders does not add across because a lender can offer multiple loan products. The total lender number is the discrete number of LendingTree Exchange participants.

(6) The static pool closing cycle for a real estate referral is 180 days from the month in which a real estate referral was submitted.

LendingTree, Inc.
Exchange Operating Statistics by Marketing Channel

For the Quarter Ended March 31, 2003

		Strategic/
		Affinity		Cross-sell/
	LT.com	Partners	Affiliates	Other	Total

Revenue (in $000’s)
Lending Exchange Revenue	$26,861	$4,599	$3,617	$933 (1)	$36,011
Realty Exchange Revenue	728	1,593	34	46	2,401
Other Revenue		745			745

Total Revenue	$27,589	$6,938	$3,651	$979	$39,157
Exchange Marketing & Advertising (3)
Variable Marketing & Advertising Costs (in $000s) (2)	$9,825	$2,931	$2,163	$145	$15,064
Volume
Loan Requests Transmitted (3)	456,733	116,201	109,955	13,233	696,122
Exchange Per Transmit Metrics (3)
Revenue	$60.40	$59.70	$33.21	$74.01	$55.18
Variable Marketing & Advertising Costs	21.51	25.23	19.67	10.95	21.64

Variable Marketing Contribution Margin	$38.89	$34.48	$13.53	$63.07	$33.54

(1)	Includes Credit Card Cross-sell Fees, Set-up Fees, and Adaptive Marketing Fees.

(2)	Variable Marketing & Advertising includes working media advertising, affiliate network costs and Lend-X network costs.

(3)	Variable marketing costs, loan requests transmitted and average exchange revenue per transmit excludes Lend-X revenue.

LendingTree, Inc.
Consolidated Statements of Operations

	For the Quarter Ended March 31,

	2003	2002

	(in thousands, except per share data)
Revenue:
Exchange	$38,412	$19,628
Other	745	1,640

Total revenue	39,157	21,268

Cost of revenue:
Exchange	6,181	3,249
Other	385	320

Total cost of revenue	6,566	3,569
Gross profit:
Exchange	32,231	16,379
Other	360	1,320

Total gross profit	32,591	17,699
Operating expenses:
Product development	1,018	878
Marketing and advertising	18,071	10,681
Sales, general and administrative	7,802	6,859

Total operating expenses	26,891	18,418

Income (loss) from operations	5,700	(719)
Interest income	123	122
Interest expense, financing and other charges	(66)	(115)

Income (loss) from operations before income taxes	5,757	(712)

Provision (benefit) for income taxes	—	—

Net income (loss) from operations	5,757	(712)

Accretion of mandatorily redeemable preferred stock	(170)	(169)
Dividends on preferred stock	(455)	(1,960)

Net income (loss) available to common shareholders	$5,132	$(2,841)

Net income (loss) per common share — basic	$0.23	$(0.15)

Net income (loss) per common share — diluted	$0.18	$(0.15)

Weighted average shares used in basic net income (loss) per common share calculation	22,662	19,372

Weighted average shares used in diluted net income (loss) per common share calculation	32,292	19,372

LendingTree, Inc.
Consolidated Balance Sheets

	March 31,	December 31,
	2003	2002

	($ in thousands)
Assets
Current assets:
Cash and cash equivalents	$20,645	$22,708
Restricted cash	6,232	4,479

Total cash and cash equivalents and restricted cash	26,877	27,187
Accounts receivable, net of allowance for doubtful accounts	21,998	16,892
Prepaid expenses and other current assets	1,581	1,010

Total current assets	50,456	45,089
Equipment, furniture and leasehold improvements, net	3,240	1,717
Projects in process	774	1,468
Software, net	871	965
Intangible assets, net	743	1,330
Other assets	174	118

Total assets	$56,258	$50,687

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$7,133	$6,952
Deferred revenue	365	417
Accrued incentive and other compensation	2,465	5,095
Accrued professional services and other fees	2,395	284
Accrued consumer promotional costs	987	1,324
Accrued other expenses	1,123	1,422
Current portion capital lease obligations	754	619

Total current liabilities	15,222	16,113
Long-term deferred revenue and other non-current liabilities	1,078	927
Capital lease obligations	427	311
Commitments and contingencies
Mandatorily redeemable securities
Series A convertible preferred stock, $.01 par value, 8% cumulative, 6,885,715 shares authorized, 5,996,676 shares issued and outstanding at March 31, 2003 and December 31, 2002	21,861	21,691
Shareholders’ equity:
Common stock, $.01 par value, 100,000,000 shares authorized, 23,018,037 and 22,823,920 shares issued at March 31, 2003 and December 31, 2002, respectively	230	228
Treasury stock (230,449 shares at March 31, 2003 and 237,673 shares at December 31, 2002, at cost)	(1,472)	(1,518)
Additional paid-in-capital	131,475	131,357
Accumulated deficit	(112,406)	(118,163)
Deferred compensation	(157)	(214)
Notes receivable from officers	—	(45)

Total shareholders’ equity	17,670	11,645

Total liabilities and shareholders’ equity	$56,258	$50,687

LendingTree, Inc.
Consolidated Statements of Cash Flows

	For the Quarters Ended March 31,

	2003	2002

	($ in thousands)
Cash flows used in operating activities:
Net income (loss)	$5,757	$(712)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,187	1,915
Provision for doubtful accounts	80	30
Non-cash equity based compensation charges	66	237
Changes in assets and liabilities:
Advertising escrow	(1,832)	(3,671)
Accounts receivable	(5,186)	(649)
Prepaid expenses and other assets	(634)	(246)
Accounts payable	181	(526)
Deferred revenue	130	(716)
Accrued expenses and other liabilities	(1,187)	419

Net cash used in operating activities	(1,438)	(3,919)

Cash flows used in investing activities:
Deposits to restricted cash	(6)	(100)
Release of restricted cash	85	298
Investments in software	(301)	(427)
Purchases of equipment, furniture, leasehold improvements	(556)	(204)

Net cash used in investing activities	(778)	(433)

Cash flows provided by financing activities:
Proceeds from sales of common stock and exercise of warrants and stock options	726	742
Sale of treasury stock for employee stock purchase plan	65	—
Payment of capital lease obligations	(228)	(230)
Payment of dividends — Series A Convertible Preferred stock	(455)	—
Net short-term borrowings	—	4,742
Proceeds from repayment of officer note	45	23

Net cash provided by financing activities	153	5,277

Net increase (decrease) in cash and cash equivalents	(2,063)	925
Cash and cash equivalents, beginning of period	22,708	3,400

Cash and cash equivalents, end of period	$20,645	$4,325